EXHIBIT 23.3



    [Letterhead of Whittington, McLemore, Land, Davis, White & Givens, P.C.]



TO WHOM IT MAY CONCERN:

We consent to the use of our report dated February 7, 1997, with respect to the combined financial statements as of and for the year ended December 31, 1996, of S.G. Torrey, Atlanta, Ltd. and Affiliates, included by reference in D.R. Horton, Inc.'s Form S-4, registering ten million shares of common stock, filed with the Securities and Exchange Commission.

Yours very truly,

/s/ Brian Land

Whittington, McLemore, Land, Davis, White & Givens, C.P.A.'s, P.C.
Rome, Georgia



June 4, 1998